Zion Oil & Gas Newsletter
December 11, 2009
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Dear Shareholder and/or Friend of Zion...

The past week has been most eventful, as every day revealed itself. Here are just some of the events:

(i) We issued almost all of the 3.6 million shares of stock which were subscribed for in our rights offering and returned to subscribers in excess of $19 million in oversubscription money. Our staff worked overtime in order to ensure that this was all carried out in a timely manner. For those who hold their Zion stock certificate(s) personally (and not in a brokerage account) all stock certificates will be issued and mailed before December 18, 2009.

(ii) By mutual agreement, Zion Oil & Gas parted company with Glen Perry and we wish him well and much happiness in the future. I have taken over Glen's administrative duties and John McKenney is overseeing the operations side of his work. John McKenney is a Petroleum Engineer with nearly 40 years experience in the upstream oil & gas industry - you can read a shortened form of his biography below - he has quickly become integrated as a valued member of the Zion team.

(iii) At the Ma'anit-Rehoboth #2 well site, early in the week, as swabbing got underway, we saw small amounts of crude oil... (I've detailed what happened below). After so much effort (and prayer) you can imagine our reaction.

(iv) At the Elijah #3 well site, we continued drilling (at a very acceptable rate) although, late in the week, a drill bit failed and fishing operations became necessary.

(v) We have begun to finalize the location of our next drilling location. Our Exploration Manager, Stephen Pierce, has proposed that we drill a new (vertical) well into the Ma'anit structure, approximately one kilometer from the Ma'anit-Rehoboth #2 well. This time, hopefully, we will be able to reach the Permian geological layer and see what the 'deep' contains.

(vi) We have started planning the (March 2010) seismic acquisition (in the field) on our Issachar-Zebulun permit area.

It really was a very busy week. No one promised that the path to success was either smooth or easy, but we are as determined as ever to overcome any and all difficulties.

So, here is this week's operations update.

The Ma'anit-Rehoboth #2 Well

The Ma'anit-Rehoboth Well Site showing the workover rig

The workover rig (close-up)

The first oil sample brought to Zion's Caesarea office

We drilled the Ma'anit-Rehoboth #2 well to a depth of 17,913 feet (5,460 meters).

As you can see in the photographs above (taken Monday, December 7, 2009) the workover rig is on location and swabbing operations begun.

As swabbing operations commenced, we retrieved a small quantity of crude oil; a sample will be sent for analysis and, in the meantime, completion operations continue.

It is obviously far too early to say any more than 'we retrieved a small quantity of crude oil' but we believe that the oil came from the open hole section below the last casing point at 15,830 feet (4,825 meters).

We now look to see how we can stimulate the well to produce more of the oil that we have seen.

You will remember that during the drilling of this well, we reported that we had positive indications that the well contained hydrocarbon bearing zones. We identified seven ‘zones of interest' and are now testing the bottom three zones in the well. We are not currently isolating and testing those three zones individually, but are preliminarily testing the lower open hole section of the well as one complete unit.

Now that we have come to complete the well, we are seeing small amounts of crude oil, so we will undertake various testing procedures to clarify the recoverable hydrocarbon potential of this well, if any.

Please keep in mind that, at present, all information is based on initial indications only. At this stage, we are unsure as to whether we have made a discovery of any hydrocarbon reservoir (and even if we have, we know nothing regarding its possible commercial viability). But, as a stockholder, you do have a right to know that we now have small amounts of some crude oil and are now further attempting to evaluate the well. It may be several months before we are able to arrive at any conclusive determinations.

Drilling Operations at the Elijah #3 Well

The A.M.E. drilling rig, at the Elijah #3 site

The Elijah #3 well has been cased from the surface down to 3,461 feet (1,055 meters).

This past week, we have been drilling in Upper Jurassic carbonates with a down-hole motor and a tri-cone tungsten carbide insert bit and have been drilling at an acceptable rate of penetration. On Sunday, December 6th, we changed the drilling bit and (for example) on Wednesday, December 9th we drilled approximately 67 meters.

On Thursday, December 10th, we tripped out of the hole due to indications that the down hole motor had failed. When the drill bit cleared the rotary table, we found, instead, that it was the drill bit that had failed. One section of the drill bit had fractured and remained in the hole along with one of the three cones. This is an unusual mode of failure, as it is not related to either excessive rotating hours or severe drilling conditions.

The subsequent initial fishing trip recovered only small pieces of metal, so another trip was needed. This is being made with a different type of fishing tool and, as a contingency, yet another size and configuration fishing tool is being mobilized to the rig. We are optimistic, as it is a vertical hole and wellbore conditions are stable.

As of today, Friday, December 11, 2009, we have drilled to a depth of approximately 6,540 feet (1,994 meters) and, although there have been the problems described above, are optimistic that drilling will resume soon.

John McKenney

John McKenney holding a sample of oil from the Ma'anit-Rehoboth #2 well.

Mr. John McKenney has been retained as Zion's Project Manager responsible for operations at the Company’s Ma'anit-Rehoboth #2 and Elijah #3 wells.

John McKenney has nearly 40 years experience in the upstream oil & gas industry. He served in the U.S. Navy for 4 years during the Vietnam War era as an Aviation Electronics Technician. After completion of military service, he gained a Bachelor of Science in Electrical Engineering from Memphis State University. In 1971 he joined Schlumberger and worked for three years as  an open and cased hole logging and perforating Engineer in Egypt, Norway and the USA. In 1974, while working on the Ekofisk project, he joined Phillips Petroleum as a Drilling Engineer and then Senior Drilling Engineer, in Norway and the USA, for 8 years. In 1981 he was an Area Drilling Engineer with Natomas North America and worked in Oklahoma, U.S.A. In 1983 he joined Arco International and supervised the drilling of oil and gas wells in Dubai, Ecuador, Egypt and Gabon. In addition, he worked in the purchasing department, ultimately serving as Purchasing Manager. For the period 1995 to 1998 he joined Triton Engineering as part of the turnkey engineering group. Because of his international experience, he provided drilling engineering support to the parent company of Triton Engineering (Noble Drilling) on drilling contracts with the Qatar national oil company. He later joined the $4.5 Billion Hibernia project, Offshore Grand Banks, Newfoundland as a Drilling Supervisor during final rig acceptance and the startup drilling phase. From 1998 to the present, he has been an independent consultant to a variety of companies, including Arco, Kerr McGee, Murphy Oil, Newfield, Ocean Energy and Shell Oil. He is a member of the Society of Petroleum Engineers.

We welcome John and are sure that his extensive oil and gas experience will be a very valuable asset to Zion.

"In your good pleasure, make Zion prosper..."
Psalm 51:18

Thank you for your support of Zion,

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, geophysical and geological data and interpretation, anticipated attributes of geological strata being drilled, drilling efforts and locations, the presence or recoverability of hydrocarbons, timing and potential results thereof and plans contingent thereon and rights offering are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

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Contact Information
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More information about Zion is available at www.zionoil.com or by contacting Michael Williams at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610 or 1-888-891-9466; email: dallas@zionoil.com

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